Exhibit 99.1

ImmuCell

ImmuCell Announces Unaudited Financial Results

for the Year Ended December 31, 2025

For Immediate Release

PORTLAND, Maine – March 4, 2026 – ImmuCell Corporation (Nasdaq: ICCC) (“ImmuCell” or the “Company”), an animal health company that develops, manufactures and markets products that improve cattle health and productivity, today announced its unaudited financial results for the year ended December 31, 2025.

Management’s Discussion:

“Today we are reporting 2025 net operating income of $1.6 million, an increase of $3.3 million compared to 2024. These results were largely driven by a significant improvement in gross margin, reflecting higher volumes, manufacturing efficiencies, and price realization,” commented Timothy C. Fiori, Chief Financial Officer of ImmuCell. “Net loss for 2025 was $1.0 million, an improvement of $1.1 million compared to 2024. As previously discussed, we saw several non-recurring items in 2025 that affected our net loss, including a $2.7 million write-down of Re-Tain® assets, $651,000 of colostrum inventory write-downs, and $297,000 of expenses related to CEO transition, partially offset by $427,000 of one-time income from insurance proceeds received.”

“2025 was a successful year for ImmuCell,” said Olivier te Boekhorst, President and CEO of ImmuCell. “As first announced on January 8, 2026, revenue in 2025 grew by 4.3% compared to 2024 as our commercial team stepped up customer outreach. Our manufacturing team contributed by increasing average monthly output from approximately 345,000 units per month in 2024 to 380,000 units per month in 2025. In December, the Company also announced a new strategy of focusing on our successful on-market First Defense® franchise. Looking forward, we are expecting to see positive results from our investments in commercial expansion and continued manufacturing yield improvement efforts,” continued Mr. te Boekhorst.

Certain Financial Results:

●	2025 product sales increased 4.3% to approximately $27.6 million compared to the year ended December 31, 2024.

●	2025 gross profit improved to 41.4% of product sales during the year ended December 31, 2025 compared to 30% during the year ended December 31, 2024.

●

Net loss was $1.0 million, or ($0.12) per basic share, during the year ended December 31, 2025 compared to a net loss of $2.2 million, or ($0.26) per basic share, during the year ended December 31, 2024.

Balance Sheet Data as of December 31, 2025:

●	Cash and cash equivalents remained at $3.8 million as of December 31, 2025 and 2024, with no draw outstanding on the available $1 million line of credit as of either date.

●	Net working capital increased to approximately $13.0 million as of December 31, 2025 from $10.6 million as of December 31, 2024, due primarily to an increase in finished goods inventory.

●	Stockholders’ equity decreased to $27.1 million as of December 31, 2025 from $27.5 million as of December 31, 2024.

Condensed Statements of Operations (Unaudited)
		During the Three-Month			During the Years Ended
	Periods Ended December 31,			December 31,
(In thousands, except per share amounts)	2025		2024	2025		2024

Product sales	$7,626		$7,751	$27,644		$26,493
Costs of goods sold	4,716		4,919	16,199		18,552
Gross profit	2,910		2,832	11,445		7,941

Product development expenses	759		819	3,042		3,899
Sales, marketing and administrative expenses	2,209		1,391	6,754		5,682
Operating expenses	2,968		2,210	9,796		9,581

NET OPERATING (LOSS) INCOME	(58)		622	1,649		(1,640)

Other expenses, net	2,788		101	2,678		507

(LOSS) INCOME BEFORE INCOME TAXES	(2,846)		521	(1,029)		(2,147)

Income tax expense	3		6	11		10

NET (LOSS) INCOME	($2,849)		$515	($1,040)		($2,157)

Basic and diluted weighted average common shares
outstanding	9,046		8,935	9,026		8,167
Basic and diluted net (loss) income per share	($0.31)		$0.06	($0.12)		($0.26)

Selected Balance Sheet Data (In thousands) (Unaudited)

	As of	As of
	December 31, 2025	December 31, 2024

Cash and cash equivalents	$3,807	$3,758
Inventory	$9,267	$7,113
Net working capital	$12,967	$10,631
Total assets	$42,532	$45,100
Stockholders' equity	$27,055	$27,518

Selected Cash Flow Data (In thousands) (Unaudited)
	During the Years Ended December 31,

	2025	2024
Operating Activities	$2,475	$357
Investing Activities	(1,214)	(461)
Financing Activities	(1,212)	2,883
Net Change in Cash	49	2,779
Cash at Beginning of Period	3,758	979
Cash at End of Period	$3,807	$3,758

Non-GAAP Financial Measures: Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally included in or excluded from the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this press release should be considered in addition to, and not as a substitute for or superior to, the comparable measure prepared in accordance with GAAP.

We believe that considering the non-GAAP measure of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) assists management and investors by looking at our performance across reporting periods on a consistent basis excluding certain charges from our reported (loss) income before income taxes. We calculate EBITDA as described in the following table and reconciled to the most comparable GAAP financial measure:

		During the Three-Month			During the Years Ended
	Periods Ended December 31,			December 31,
(In thousands)	2025		2024	2025		2024

(Loss) income before income taxes	($2,846)		$521	($1,029)		($2,147)
Interest expense (excluding debt issuance and debt discount costs)	103		125	439		526
Depreciation	702		669	2,711		2,668
Amortization (including debt issuance and debt discount costs)	8		16	73		62

EBITDA	($2,033)		$1,331	$2,194		$1,109

EBITDA includes stock-based compensation expense (which is a non-cash expense that management adds back to EBITDA when assessing its cash flows) of approximately $296,000 and $326,000 during the years ended December 31, 2025, and 2024, respectively. Cash payments to satisfy debt repayment obligations and to make capital expenditure investments are other uses of cash that are not included in the calculation of EBITDA, which management also considers when assessing its cash flows.

Conference Call:

The Company is planning to host a conference call on Thursday, March 5, 2026, at 9:00 AM ET to review the unaudited financial results. Interested parties can access the conference call by dialing (844) 855-9502 (toll free) or (412) 317-5499 (international) at 9:00 AM ET. A teleconference replay of the call will be available until March 12, 2026 at (855) 669-9658 (toll free) or (412) 317-0088 (international), utilizing replay access code #2017737.

About ImmuCell:

ImmuCell Corporation's (Nasdaq: ICCC) purpose is to create scientifically proven and practical products that improve cattle health and productivity. ImmuCell manufactures and markets First Defense®, providing Immediate Immunity™ to newborn dairy and beef calves. Press releases and other information about the Company are available at: http://www.immucell.com.

Cautionary Note Regarding Forward-Looking Statements (Safe Harbor Statement):

This Press Release and the statements to be made in the related conference call referenced herein contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and will often include words such as “expects”, “may”, “anticipates”, “aims”, “intends”, “would”, “could”, “should”, “will”, “plans”, “believes”, “estimates”, “targets”, “projects”, “forecasts”, “seeks” and similar words and expressions. Such statements include, but are not limited to, any forward-looking statements relating to: our plans, goals and strategies for our business; estimates of anticipated write-offs relating to equipment, inventory or other assets; projections of future financial or operational performance; future demand for our products; growth in acceptance of our First Defense® product line by dairy and beef producers; future prospects for and investments associated with expanding production of First Defense® product line; future prospects for First Defense® versus Re-Tain®; the timing and outcome of prospective future applications for regulatory approvals and future implications of prior regulatory inspection deficiencies relating to facilities of our contract manufacturer; future regulatory requirements relating to our products; and any other statements that are not historical facts. These statements are intended to provide management's current expectations of future events as of the date of this earnings release, are based on management's estimates, projections, beliefs and assumptions as of the date hereof; and are not guarantees of future performance. Such statements involve known and unknown risks and uncertainties that may cause the Company's actual results, financial or operational performance or achievements to be materially different from those expressed or implied by these forward-looking statements, including, but not limited to, those risks and uncertainties relating to: difficulties or delays in development, testing, regulatory approval, production and marketing of our products, competition within our anticipated product markets, customer acceptance of our new and existing products, product performance, alignment between our manufacturing resources and product demand, uncertainty associated with the timing and volume of customer orders, adverse impacts of possible future supply chain disruptions or shortfalls on our operations and customer and supplier relationships, commercial and operational risks relating to our current and planned expansion of production capacity of First Defense®, and other risks and uncertainties detailed from time to time in filings we make with the Securities and Exchange Commission (SEC), including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements involve risks and uncertainties and are based on our current expectations, but actual results may differ materially due to various factors. In addition, there can be no assurance that future risks, uncertainties or developments affecting us will be those that we anticipate. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contacts: Olivier te Boekhorst, President and CEO
Timothy C. Fiori, Chief Financial Officer
ImmuCell Corporation
investor.relations@immucell.com

Joe Diaz, Robert Blum and Joe Dorame
Lytham Partners, LLC
iccc@lythampartners.com